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                                                                      EXHIBIT 11

                               OccuSystems, Inc.
                    Net Income by Quarter for 1997 and 1996
                Numbers, except per share amounts, in thousands

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
                                                  Quarter Ended
                                               -------------------
                                               3/31/97     3/31/96
                                               -------     -------
Net Income                                      $3,013      $1,275

Interest on Common Stock Equivalents, net of
 tax                                                 2         162
                                                ------      ------
Primary Earnings                                $3,015      $1,437
                                                ======      ======

Wtd. Average Shares                             22,316      21,662

Net Income per share                             $0.14       $0.07


Weighted Common Shares Outstanding              21,575      19,451

Weighted Common Share Equivalents Outstanding      741       2,211
                                                ------      ------
Weighted Average Shares Outstanding             22,316      21,662
                                                ======      ======

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